                              [OLD KENT LOGO]


































                      OLD KENT FINANCIAL CORPORATION
                         --------------------------------------------------
                         1996 Report to Shareholders

     "Our new corporate identity projects a progressive image and consistent look as we transition from a commercial bank to a full-service financial services organization."
----------------------------------------David J. Wagner, Chairman


          Old Kent Financial Corporation
             1996 Report to Shareholders

          Contents
          Financial Highlights and Description of Old Kent . . . .1
          Philosophy of Old Kent Financial Corporation . . . . . .2
          Letter to Shareholders . . . . . . . . . . . . . . . . .3
          Old Kent Affiliates. . . . . . . . . . . . . . . . . . .8
          Five Year Summary of Selected Financial Data . . . . . 10
          Condensed Financial Review . . . . . . . . . . . . . . 11
          Condensed Financial Statements . . . . . . . . . . . . 16
          Report of Independent Public Accountants . . . . . . . 17
          Board of Directors and Senior Management . . . . . . . 18
          Shareholder Information. . . . . . . . . . . . . . . . 20

                          FOUNDATION FOR SUCCESS

DESCRIPTION OF OLD KENT

     Old Kent Financial Corporation is a bank holding company with headquarters in Grand Rapids, Michigan, and total assets of $13 billion as of January 1, 1997.

     Old Kent is in the business of providing financial services through its 17 regional offices and five non-banking subsidiaries.

     Old Kent's principal markets for financial services are communities within Michigan and Illinois, where its 229 full-service banking offices are located.

     At January 1, 1997, Old Kent had 5,877 employees (on a full-time equivalent basis). Old Kent is an equal opportunity employer and its affirmative action programs comply with applicable federal laws and executive orders.

                           FINANCIAL HIGHLIGHTS
(DOLLARS IN MILLIONS,                                               PERCENT
EXCEPT PER SHARE DATA)                      1996          1995      CHANGE
-----------------------------------------------------------------------------
  Net income                             $   158.7    $   141.8      11.9%
  PER COMMON SHARE<F*>:
     Net income                          $    3.39    $    2.96      14.5
     Cash dividends                           1.27         1.16       9.3
     Book value at year-end                  22.11        21.32       3.7
     Market price at year-end                47.75        39.17      21.9
     Shares outstanding at
      year-end (IN THOUSANDS)<F*>           44,944       47,652      (5.7)

At Year End:

  Total assets                           $  12,647    $  12,003       5.4%
  Loans                                      8,097        7,431       9.0
  Interest-earning assets                   11,633       11,049       5.1
  Core deposits                              9,178        8,297      10.6
  Total deposits                            10,080        9,357       7.7
  Shareholders' equity                         994        1,016      (2.2)

Ratios:

  Return on average assets                    1.30%        1.21%
  Return on average equity                   15.86        14.76

                                      -1-

  Net interest margin                         4.41         4.46
  Equity to assets at year-end                7.86         8.46

<F*>SHARE DATA IS SHOWN ADJUSTED FOR 5% STOCK DIVIDEND PAID ON JULY 25,
1996.

OLD KENT FINANCIAL CORPORATION

     Our corporate mission and culture statements reflect our long-standing commitment to shareholders, customers, employees and the communities we serve. Key tenets of the Corporation's business philosophy are to maximize the value of shareholders' investments, to meet the needs of customers with quality products and services, to provide a meaningful and challenging work environment for our employees, and to serve our communities as a good citizen.


                       PHILOSOPHY OF THE CORPORATION

-----------------

CORPORATE MISSION

     Old Kent's mission is to increase shareholder value as a high performing independent financial services company serving select communities with quality products and services.

CORPORATE CULTURE

     The management of Old Kent has the ultimate responsibility for achieving industry-leading performance with profit levels which assure the quality of the balance sheet and the continuation of the Corporation, for the benefit of our shareholders, communities we serve and our employees.

     Old Kent's purpose is to ensure customer satisfaction by understanding and fulfilling the needs of our customer groups resulting in long-term, multiple-service client relationships. This customer-driven purpose requires that Old Kent becomes the best provider of consumer and business financial services by earning and retaining the respect, confidence and loyalty of our customers and by serving them so that they will benefit from their association with us.

TO OUR SHAREHOLDERS

     Old Kent achieved record earnings and increased dividends for the twenty-fourth consecutive year since the holding company was formed in 1972. This record of success is consistent with our corporate mission to increase shareholder value as a high performing independent financial services company.

     It is important to note that this twenty-fourth year of achievement was realized in the midst of transition. Increasing our focus on fee income growth, we implemented a series of market development and acquisition strategies that increased earnings and positioned us to reach our long-term goals.

                             SIGNS OF PROGRESS

FINANCIAL HIGHLIGHTS

     The financial highlights of 1996 illustrate another year of growth for Old Kent.
                 [Earnings and Dividends per Share Graph]

     - Net income was a record high $158.7 million, 11.9% more than the $141.8 million earned in 1995. Net income was $3.39 per share for 1996, a 14.5% increase over 1995 earnings of $2.96 per share.

     - The return on average equity for 1996 was 15.86% compared to 14.76% for the previous year. The return on average total assets was 1.30% for 1996 versus 1.21% for 1995.

     -    At year-end, our annualized quarterly dividend rate was $1.36.
          This is an 11.5% increase in the dividend rate since last year-end. The increased dividend rate includes the effect of a five percent stock dividend paid July 25, 1996.

     - Our common stock repurchase programs had a beneficial impact on earnings per share and return on equity. Since June, 1996, the Corporation repurchased approximately 2.5 million shares of Old Kent Common Stock.

     -    Total loans increased by 9% to nearly $8.1 billion at December
          31, 1996.

     - Core deposits (which consist of demand, savings, and consumer time deposits) totaled $9.2 billion at December 31, 1996, representing a 10.6% increase in the past twelve months.

     - Due in large part to continued geographic expansion, net mortgage banking revenues increased 78% to $19.3 million for 1996.

          Residential mortgages serviced for third-party owners totaled nearly $10 billion at the close of 1996, an increase of 44% during the past year.

     - Our reengineering program, begun in 1995, reduced costs in 1996 and enabled us to invest our human resources in more profitable sales opportunities. During the past two years, the staff assigned to traditional banking activities has been reduced by more than 300. Staffing and occupancy savings amounted to $15 million in 1996 and should exceed $25 million beginning in 1997. In turn, staff dedicated to fee-based revenue businesses, such as mortgage banking and insurance sales, increased by over 800.

     - We are taking prompt and aggressive action to resolve the difficulties experienced by our BankCard unit during 1996 which were created, in part, from high national bankruptcy levels combined with a costly "CardMiles <Service Mark>" promotional program.

CORPORATE HIGHLIGHTS - A SERIES OF PRODUCTIVE INITIATIVES

     Throughout 1996, we continued to expand our fee-based financial services and extend our business into new geographic areas.

                         [Stock Performance Graph]

     - In January, Old Kent Mortgage Company completed the acquisition of Republic Mortgage Corp., headquartered in Salt Lake City, Utah. Republic is the leader in many of its markets, and originates mortgages through 19 retail offices in the high growth states of Utah, Idaho, and Nevada.

     - In February, we completed the sale of First National Bank of Lockport (Illinois). This helped us focus more specifically on targeted Chicago suburbs which provided steady growth in both loans and deposits.

     - In August, Old Kent Mortgage Company completed the acquisition of National Pacific Mortgage Corporation headquartered in Anaheim, California. National Pacific originates mortgages through 17 retail and wholesale branch offices throughout California, Oregon and Arizona. When acquired, National Pacific had a residential servicing portfolio of $1.8 billion.

     - In December, Guyot, Hicks, Anderson & Associates, Inc. (GHA), a subsidiary of Old Kent, purchased the assets of Insurance Resource Group, L.L.C., Poggi & Associates, L.L.C., and Insurance Consultants, L.L.C., each of which provide commercial insurance products and services through an office in Grand Rapids,

          Michigan. The agency will operate as a division of GHA under the name of Old Kent Insurance Group.

     - In January, 1997, we completed the acquisition of Seaway Financial Corporation, a bank holding company headquartered in St. Clair, Michigan, which had approximately $345 million in assets at December 31, 1996. Old Kent continues to make significant progress in the southeastern part of Michigan, both as a business lender and in retail banking.

A FOCUSED TRANSITION

     The past year continued to be one of transition as Old Kent progressed toward our goal of becoming a more diversified and fee-based financial services organization. With a management team committed to excellence, Old Kent succeeded in meeting strategic goals by focusing on five specific lines of business: investment management and trust services, retail banking, corporate banking, mortgage banking, and community banking.

     By increasing the penetration of existing markets, developing new products and markets, building customer relationships and extending our geographic boundaries to build profitable lines of business, we achieved most of our objectives.

A PROFILE OF PROFITABLE GROWTH

     Throughout 1996, Old Kent continued to increase shareholder value by developing additional sources of fee income.

     - Through acquisitions and alliances, we enhanced an already strong market position in mortgage banking, investment management and trust services, and insurance services.

     - Our corporate banking business increased revenues by expanding commercial lending, deposit services and cash management products.

     - We reorganized our investment management and trust services business to focus on the life cycle wealth management needs of our customers. We invested in people who have substantial experience in each of these market segments and in new systems to support these people. We also entered into alliances with service providers who have the special skills necessary to provide the full range of services which these customers will find valuable. While this segment of our business is already one of our largest sources of fee income, we expect it to grow substantially as a significant number of our customers move through their peak earning years and into their wealth preservation and retirement years.

     - Our acquisition of Seaway Financial Corporation, in St. Clair, Michigan, reflects our belief that community banking continues to be the best way to build customer relationships as a full-service, person-to-person organization outside metropolitan markets. Community banks yielded increased revenues in 1996 and continue to provide growth opportunities for traditional bank services in these markets. Community bank customers also represent opportunities for us to sell new fee-based services such as investment and insurance products.

     - We selectively reconfigured branches and improved electronic delivery systems in high density, metropolitan markets. We created a line of business structure within these metropolitan banks for retail, corporate and mortgage functions, and showed significant revenue growth, particularly in the southeast Michigan area.

     - Active capital management, such as the stock repurchase programs and investment in technology, also created added value for our shareholders.

ENHANCED EFFICIENCY

     Throughout the year, enhanced management and sophisticated technology were critical to improving operational and service delivery efficiency.

     - We developed a more effective, efficient and responsive organizational structure, streamlined corporate purchasing, and reduced other non-interest expenses.

     - Reinvesting cost savings in new products and better technologies translates into improved customer service and a better value at Old Kent.

     - In retail areas, the adoption of peak-time staffing programs and the installation of more ATMs in supermarkets and malls increased activity levels while decreasing delivery costs.

     - Enhanced electronic services included an on-line home banking service that provides customer access to account information from a phone or PC in order to pay bills, check balances, transfer money between accounts, and perform a variety of other service functions 24 hours a day.

OUR GREATEST CHALLENGE . . . AND OPPORTUNITY

     In addition to specific initiatives which enabled us to achieve record earnings in 1996, Old Kent focused on cultivating an organization-wide performance orientation. We took a close look at our standards and practices, and focused on managing for results. This performance orientation represents a cultural shift at Old Kent which reinforces our reengineered delivery systems and is already yielding positive results. Achieving our potential in this regard is our greatest opportunity.

AN EVOLVING CULTURE

     During 1996, the sales culture which is so much a part of our mortgage and insurance operations began to spread throughout our organization.

     An essential component of any sales company is the consistent delivery of high quality service. We recognize that the best prospects for new services are customers who are pleased with the quality and value of our existing products. We intensified our efforts to measure performance from the customer's point of view including a broader customer satisfaction survey of our retail base, as well as in-depth interviews initiated with our most valuable corporate customers. Managers throughout all lines of business are held accountable for implementing process improvements to address areas of weakness.

     While we grow and implement these strategies, it is essential to emphasize that we did not and will not lose sight of our fundamental values. An important part of our corporate culture has always been responsible citizenship. This did not change in 1996. For example, by participating in government loan programs, we increased our emphasis on lending activities in low-to-moderate income areas for consumers and small businesses. Our new Opportunity Loan program provides increased flexibility in loan approvals for customers with minimal credit history. This activity is consistent with overall corporate goals, and is beneficial to our customers, our community and our shareholders.

FORWARD MOMENTUM

     As we move into 1997, Old Kent will continue to focus on increasing profitable revenues and enhancing shareholder value.

     - We plan to broaden our revenue base through the growth of our mortgage company and insurance businesses.

     - We will continue a segment-based marketing approach to investment management and trust services, investing in new alliances to supply a broader range of products and generate new revenue streams.

     - The recent acquisition of Seaway Financial Corporation will provide an important opportunity to profitably expand our community banking line of business.

     - We will extend the marketing and sales concepts which have worked so well for us in the Detroit metropolitan markets into our other metropolitan markets to further enhance our profitability and effectiveness in those areas.

     - Major technology initiatives are planned to speed up our nationwide delivery of mortgage products, including a new front-end origination system designed to improve the sales process for our customers, reduce costs, and improve risk management.

     In 1996 we demonstrated for the twenty-fourth consecutive year our ability to achieve ambitious goals. Those achievements have been financially rewarding for our shareholders and provide us with the experience and confidence to sustain this high performance in the future.

ANNUAL SHAREHOLDERS MEETING

     Recent changes in interstate banking law will enable Old Kent to merge its Old Kent Bank (Illinois) subsidiary into its Old Kent Bank (Michigan) subsidiary. Since our structure after the merger will essentially mirror that of a one-bank holding company, we will be able to operate with increased efficiency. To this end, we plan to consolidate the Old Kent Bank (Michigan) board of directors with the Old Kent Financial Corporation board of directors prior to the merger. It is therefore proposed that the Old Kent Financial Corporation board will include the nine new directors listed below.

                          [David J. Wagner Photo]

     Richard L. Antonini,                    Hendrik G. Meijer,
     Chairman, President and CEO             Co-Chairman
     Foremost Corporation of America         Meijer, Inc.

     William P. Crawford,                    Patrick M. Quinn,
     President and CEO                       Chief Executive Officer
     Steelcase Design Partnership            Spartan Stores, Inc.

     William G. Gonzalez,                    Marilyn J. Schlack,
     President and CEO                       President
     Butterworth Health Corporation          Kalamazoo Valley Community College

     Robert L. Hooker,                       Margaret Sellers Walker,
     Vice Chairman and CEO                   Professor of Public Administration
     Mazda Great Lakes                       Grand Valley State University

     Fred P. Keller,
     Chairman and CEO
     Cascade Engineering, Inc.

     We look forward to seeing you at our annual shareholders meeting to be held on April 21, 1997, at 10:00 a.m. in the Pantlind Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank Building in Grand Rapids, Michigan.

     On behalf of the Corporation, I wish to thank our shareholders for their continued support.

     Sincerely,

     /s/ David J. Wagner

     David J. Wagner
     Chairman

OLD KENT AFFILIATES

     As of January 1, 1997, Old Kent Financial Corporation operated 202 full-service banking offices in Michigan and 27 in Illinois. To better serve customers in its broader role as a financial services company, Old Kent also operated five non-banking affiliates. Working together, this network of financial service providers has brought Old Kent through another record-setting year for shareholders. A measure of this success is our ability to grow profitably in new and existing markets.

                         GROWTH IN QUALITY MARKETS


                       [Old Kent Banking Affiliates
                               Michigan map]

                [Old Kent's Regional Mortgage Offices Map]

BANKING AFFILIATES
AS OF FEBRUARY 1, 1997.
Michigan                                    Illinois

Old Kent Bank (Michigan)                    Old Kent Bank (Illinois)
Robert L. Sadler, President                 James A. Hubbard, President
  and Chief Executive Officer                  and Chief Executive Officer
HEADQUARTERED IN GRAND RAPIDS,              HEADQUARTERED IN ELMHURST/CHICAGO,
MICHIGAN                                    ILLINOIS

  Old Kent Bank - BIG RAPIDS
  Jerry J. Fouts, President                 NON-BANKING AFFILIATES
                                            AS OF FEBRUARY 1, 1997.
  Old Kent Bank - CADILLAC
  Jack D. Benson, President                 Guyot, Hicks, Anderson & Associates, Inc.
                                            William C. Anderson, President
  Old Kent Bank - CENTRAL (Owosso)          TRAVERSE CITY, MICHIGAN
  Charles A. Robertson, President
                                            Old Kent Brokerage Services, Inc.
  Old Kent Bank - EAST (Southfield)         Mark S. Crouch, President
  Ralph W. Garlick, President               GRAND RAPIDS, MICHIGAN

  Old Kent Bank - GAYLORD                   Old Kent Financial Life Insurance Company
  Charles L. Berlin, President              R. Jay Palmer, President
                                            GRAND RAPIDS, MICHIGAN
  Old Kent Bank - GRAND TRAVERSE
  (Traverse City)                           Vanguard Financial Service Corp.
  John D. Paul, President                   Michael J. Whalen, President
                                            LOMBARD, ILLINOIS
  Old Kent Bank - HILLSDALE
  Wallace L. Tupper, President              Old Kent Mortgage Company
                                                Old Kent Mortgage Services, Inc.
  Old Kent Bank - HOLLAND                   Robert H. Warrington, President
  C. William Whitlock, Jr., President       GRAND RAPIDS, MICHIGAN

  Old Kent Bank - LANSING                   CORPORATE HEADQUARTERS
  William H. Coultas, President
                                            Old Kent Financial Corporation
  Old Kent Bank - LUDINGTON                 111 Lyon Street NW
  Theresa W. Erickson, President            Grand Rapids, Michigan 49503

  Old Kent Bank - PETOSKEY                  INTERNATIONAL OFFICE
  Randy B. Crim, President                  Old Kent Bank
                                            GRAND CAYMAN ISLAND, BRITISH WEST INDIES
  Old Kent Bank - SOUTHWEST (Kalamazoo)
  John G. Kimball, President

                                     -12-

  Old Kent Bank - ST. JOHNS
  Robert E. Thompson, President

  Old Kent Bank - WEST (Grand Haven)
  Ted. A. Poulton, President

The Commercial and Savings Bank of St. Clair
County and The Algonac Savings Bank
James W. Giffin, President

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
DECEMBER 31 (DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)                   1996             1995            1994           1993               1992
--------------------------------------------------------------------------------------------------------------------
For the Year
 Net interest income                 $    494,288    $    476,693    $    455,635    $    427,587       $    403,821
 Provision for credit losses               35,236          21,666          22,465          34,822             58,987
 Net income                               158,701         141,814         137,084         131,324            114,445
 Cash dividends                            59,122          55,334          49,869          44,984             37,665

Average for the Year
 Assets                              $ 12,251,860    $ 11,674,214    $ 10,761,022    $  9,718,875       $  9,200,850
 Deposits                               9,762,694       9,317,428       8,805,055       8,064,628          7,681,885
 Loans                                  7,795,771       7,230,657       6,060,822       5,216,229          5,262,114
 Total interest-earning assets         11,352,830      10,875,345      10,029,250       9,046,820          8,595,646
 Subordinated debt                        100,000          12,603              --           5,028             26,270
 Stock, capital surplus and
   retained earnings                    1,013,370         972,665         887,541         802,016            712,624
 Total shareholders' equity             1,000,841         960,858         884,415         802,016            712,624

At Year-end
 Assets                              $ 12,646,828    $ 12,003,084    $ 11,477,723    $ 10,340,037       $  9,152,196
 Deposits                              10,080,147       9,357,366       9,429,337       8,411,203          7,664,476
 Loans                                  8,097,056       7,430,552       6,854,849       5,344,712          5,224,845
 Subordinated debt                        100,000         100,000              --              --             24,565
 Stock, capital surplus and
   retained earnings                    1,003,616       1,012,569         935,588         850,040            755,686
 Total shareholders' equity               993,757       1,015,936         895,997         850,040            755,686

Per Common Share (IN DOLLARS)
 Net Income                          $       3.39    $       2.96    $       2.88    $       2.76       $       2.39
 Cash dividends                              1.27            1.16            1.07             .97                .82
 Book value at year-end                     22.11           21.32           18.82           17.86              16.13
 Dividend payout ratio                      37.5 %          39.2 %          37.2 %          35.1 %             33.5 %

Performance Ratios
 Return on average total equity             15.86%          14.76%          15.50%          16.37%             16.06%
 Return on average total assets              1.30            1.21            1.27            1.35               1.24
 Average equity to average assets            8.17            8.23            8.22            8.25               7.75
 Yield on average interest-earning
   assets                                    8.40            8.44            7.66            7.75               8.48
 Cost of average interest-bearing
   liabilities                               4.71            4.71            3.57            3.44               4.25
 Average net interest spread                 3.69            3.73            4.09            4.31               4.23
 Average net interest margin                 4.41            4.46            4.63            4.82               4.81


                                     -14-

Capital Ratios at Year-end
 Equity to assets                            7.86%           8.46%           7.81%           8.22%              8.26%
 Leverage ratio                              7.31            7.88            7.30            7.78               7.76
 Risk-based capital ratio - Tier 1           9.45           10.59           10.84           12.61              12.57
 Risk-based capital ratio - Total           11.75           13.01           12.11           13.87              14.03

Credit Quality Ratios
 Allowance for credit losses to
   total loans                               2.05%           2.35%           2.44%           2.72%              2.40%
 Impaired loans to total loans                .53             .58             .88            1.12               1.54
 Nonperforming assets to total
   assets                                     .39             .45             .63             .70               1.01
 Allowance to impaired loans                  388             403             277             243                156
 Net charge-offs to average loans             .54             .19             .16             .33                .47

BASIS OF PRESENTATION

     Condensed financial statements included in this report do not conform to financial statement standards under generally accepted accounting principles, primarily due to the high degree of summarization employed in their preparation. Audited financial statements, prepared in conformity with generally accepted accounting principles, appear in the 1996 Annual Report included with our proxy statement for our 1997 annual meeting.

                      CONDENSED FINANCIAL REVIEW
----------------------------------------------------------------------
OVERVIEW

     1996 represented Old Kent's twenty-fourth consecutive year of earnings growth since its formation as a holding company in 1972. Net income per share was $3.39 for 1996, and represented a 14.5% increase over per share earnings of $2.96 for 1995. For the year ended December 31, 1996, net income was $158.7 million, an increase of 11.9% over the $141.8 million of net income for 1995. Net income per common share has increased at a compound annual growth rate of 11.5% over the last five years.

                          [Net Income Chart]

     The Corporation's return on average total equity in 1996 was 15.86%, up from an equity return of 14.76% for 1995. Old Kent's return on equity has averaged 15.7% over the past five years. Old Kent's return on average assets was 1.30% for 1996 compared to 1.21% in 1995, and has averaged 1.27% over the last five years.

     Old Kent's corporate culture is geared toward maximizing shareholder value. The accompanying graph compares the performance of Old Kent Common Stock with the broad-based S&P 500 index and the KBW 50, an index comprised of fifty large bank holding companies. The total return as shown on this graph is measured using both stock price appreciation and the effect of continuous reinvestment of dividends. The graph indicates that an initial $100 investment in Old Kent Common Stock on December 31, 1991, would be worth $269 on December 31, 1996. This increase in value is equivalent to a compound annual return of 21.9% over those five years for such an investment in Old Kent Common Stock compared to 15.2% for the S&P 500 index and 23.7% for the KBW 50 index.

                     [5 Year Total Return Chart]

NET INCOME ANALYSIS

     Net interest income increased by $17.6 million, or 3.7%, to $494.3 million in 1996. The increase was primarily attributable to loan growth. The net interest margin for 1996 was 4.41% compared to 4.46% for 1995. The decrease in the net interest margin was mainly due to increased funding costs, which included the effect of a shift in the mix of core deposits. Higher cost consumer time deposits rose by $978 million on average in 1996, while lower cost savings deposits decreased by $113 million.

     The provision for credit losses was $35.2 million in 1996, up from a provision of $21.7 million in 1995. The primary reason for the increase was a general deterioration in consumer credit quality. This deterioration is reflected both in published reports of industry trends and in our own experience.

     Non-interest income increased by $50.4 million, an increase of 31.2% over 1995. Much of this growth is the result of recent business acquisitions. Mortgage banking revenues increased to $57.6 million, a 77.9% increase over that of 1995. This increase includes the effects of two purchases, Republic Mortgage Corp. in January, 1996, and National Pacific Mortgage Corporation in August, 1996. As a result of these business acquisitions and internally generated growth, residential mortgages serviced for third parties increased to nearly $10 billion at December 31, 1996, from approximately $7 billion one year earlier. Also, commission revenue on sales of insurance increased to $12.4 million in 1996 from $4.6 million last year. This increase is largely due to inclusion of a full year's operating results of Guyot, Hicks, Anderson & Associates, Inc. (GHA). GHA, an insurance agency, was acquired by Old Kent in December, 1995.

                     [Non-interest Income Chart]

     Non-interest expenses for 1996 were $432.5 million, up 7.6% from 1995. Excluding the $18.2 million of restructuring costs charged to 1995 operations, this increase in total non-interest expense would have been 12.6%. This increase includes the effects of the business acquisitions cited above. It also includes a $17.1 million charge associated with a special promotional program referred to as "CardMiles <Service Mark>". Old Kent terminated the program because it had become too costly and could no longer be offered to customers at a competitive price.

                     [Non-interest Expense Chart]

BALANCE SHEET ANALYSIS

     Total loans increased to $8.1 billion at December 31, 1996, up by 9% from the year-ago level. Commercial loans and leases (including commercial real estate loans) were $4.6 billion at year-end 1996, or 11% more than last year. This growth includes particularly successful efforts in our eastern Michigan and metropolitan Chicago markets. Consumer and credit card loans increased to $2.7 billion at December 31, 1996, an increase of 7.5% over the prior year-end total. At December 31, 1996, loans represented 69.6% of total interest-earning assets compared to 67.3% a year earlier. This change in Old
Kent's mix of interest-earning assets had a favorable impact on interest income. Securities have become a proportionally smaller component of total interest-earning assets. At the close of 1996, securities available-for-sale and held-to-maturity totaled $2.8 billion compared to $3.1 billion on December 31, 1995. This decrease resulted from sales and maturities of these assets, and provided partial funding for the increase in loans.

                     [Relative Core Deposit Mix Chart]

     Total interest-paying liabilities increased to $9.8 billion at December 31, 1996. This represented a 6.2% increase since the prior year-end date. Total core deposits, savings and consumer time deposits, grew 10.6% to $9.2 billion at December 31, 1996. Growth in consumer deposits, one of the most durable sources of funding, was sizable during 1996. At year-end 1996, consumer time deposits totaled over $4.6 billion, representing an increase of 25% from last year-end.

                  [Risk-based Capital Ratios Chart]

     On December 31, 1996, total shareholders' equity was $1 billion, roughly the same as last year. During 1996, Old Kent reacquired approximately 2.5 million of its common shares under stock repurchase programs authorized in June, 1996. The shares repurchased are reserved for possible future reissuances for such purposes as stock dividends, business acquisitions (including the Seaway Financial Corporation acquisition, which was completed subsequent to the date of these financial statements) and other corporate purposes. The repurchase of these shares had a beneficial impact on net income per common share and return on equity for 1996. As shown on the accompanying graph, Old Kent's regulatory capital far surpassed regulatory minimums, and also exceeded the levels considered to be "well capitalized" by bank regulatory authorities. Old Kent's equity to assets ratio was 7.86% at December 31, 1996.

                    [Distribution of Loans Chart]

CREDIT RISK

     One of Old Kent's strengths is its diversified loan portfolio. Approximately 44% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, credit card, educational loans and other open and closed-end consumer credits. Loans to commercial borrowers represent approximately 56% of Old Kent's loan portfolio.

                       [Commercial Loans Chart]

     At December 31, 1996, Old Kent's commercial loan and lease portfolio, excluding real estate related loans, approximated $2.4 billion, or about 30% of total loans. Loans to manufacturers represented the largest component at 25% of total non-real estate commercial loans. These loans are diversified among a large number of borrowers who produce a wide variety of durable and non-durable goods. Commercial real estate and construction loans at December 31, 1996, aggregated approximately $2.1 billion, or 26% of total loans. These loans are classified as owner-occupied (borrowers who occupy and utilize the loan related property in their respective businesses) and as non-owner-occupied (borrowers whose principal purpose of ownership lies in the production of rental receipts from the related property). Loans on various categories of owner-occupied properties were 44% of commercial real estate and construction loans and loans on non-owner occupied properties were 56% of that total. Loans on non-owner occupied properties totaled $1.2 billion, or 15% of total loans, and are distributed over a diverse base of borrowers. The largest segment within non-owner occupied loans was multi-family housing related loans, totaling 16% of total commercial real estate and construction loans.

         [Commercial Real Estate & Construction Loans Chart]

     At December 31, 1996, Old Kent's allowance for credit losses represented 2.05% of total loans, nearly three times greater than total impaired loans at that date. Management believes that this allowance is adequate to absorb possible credit losses inherent in the loan portfolios, and based on these ratios, Old Kent's allowance compares very favorably to those prevailing in the banking industry.

INTEREST RATE RISK

     The acceptance of interest rate risk and its management are challenges common to financial institutions. Old Kent has adopted various policies, which have been approved by its board of directors and executive management, intended to measure and control volatility of net interest income which could result from changes in the interest rate environment. Based on modeling techniques regularly employed by Old Kent to monitor and measure its interest rate risk, Old Kent's management believes that the Corporation is essentially neutral to changes in interest rates. This means that net interest income is not expected to be materially impacted by upward or downward movements in prevailing interest rates within anticipated ranges.

LOOKING AHEAD

     As described in the preceding Letter to Shareholders, Old Kent is progressing toward its goal of becoming a more diversified financial services organization. During 1997, we intend to continue to implement action plans aimed at that goal. We will face the challenges brought on by economic cycles. Though these cycles may test the ability of borrowers to repay debt and may pressure interest margins, we are well positioned to accept these challenges by virtue of the talent and commitment of our management and staff, the strength of our balance sheet, our technological resources, and a conservative philosophy that has served us so well in the past.

                    CONDENSED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31 (DOLLARS IN MILLIONS)                          1996             1995
---------------------------------------------------------------------------------
Assets:
Cash and due from banks                                $    530.4      $    527.6
Federal funds sold and other short term investments         108.2           224.9
Mortgages held-for-sale                                     578.2           270.1
Securities:
  Trading account                                            19.0            11.7
  Available-for-sale                                      1,895.2         2,245.7
  Held-to-maturity                                          909.3           870.9

Loans:
  Commercial loans and leases                             4,554.9         4,099.3
  Consumer                                                2,365.3         2,175.5
  Credit card                                               317.6           323.6
  Residential real estate mortgages                         859.3           832.2
---------------------------------------------------------------------------------
  Total loans                                             8,097.1         7,430.6
  Less allowance for credit losses                         (165.9)         (174.2)
---------------------------------------------------------------------------------
  Net loans                                               7,931.2         7,256.4
Premises and equipment, net                                 173.9           173.9
Other assets                                                490.4           421.9
---------------------------------------------------------------------------------
TOTAL ASSETS                                           $ 12,646.8      $ 12,003.1
---------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
Liabilities:
  Deposits:
    Demand deposits (non-interest-bearing)             $  1,581.0      $  1,506.1
    Consumer time and savings deposits                    7,597.2         6,790.6
---------------------------------------------------------------------------------
    Total core deposits                                   9,178.2         8,296.7
    Negotiable and foreign deposits                         902.0         1,060.7
---------------------------------------------------------------------------------
    Total deposits                                       10,080.2         9,357.4
Other borrowed funds                                      1,235.9         1,307.6
Subordinated debt                                           100.0           100.0
Other liabilities                                           237.0           222.2
---------------------------------------------------------------------------------
TOTAL LIABILITIES                                        11,653.1        10,987.2
SHAREHOLDERS' EQUITY                                        993.7         1,015.9
---------------------------------------------------------------------------------

                                     -21-

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 12,646.8      $ 12,003.1
---------------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31 (DOLLARS IN MILLIONS,
EXCEPT PER SHARE DATA)                                            1996        1995        1994
-----------------------------------------------------------------------------------------------
Interest income                                                  $947.3      $909.8      $759.2
Interest expense                                                 (453.0)     (433.1)     (303.5)
-----------------------------------------------------------------------------------------------
Net interest income                                               494.3       476.7       455.7
Provision for credit losses                                       (35.2)      (21.7)      (22.5)
-----------------------------------------------------------------------------------------------
Net interest income after provision for credit losses             459.1       455.0       433.2
Non-interest income                                               212.1       161.7       136.0
Non-interest expense                                             (432.5)     (402.1)     (363.5)
-----------------------------------------------------------------------------------------------
Income before income taxes                                        238.7       214.6       205.7
Income taxes                                                      (80.0)      (72.8)      (68.6)
-----------------------------------------------------------------------------------------------
Net income                                                       $158.7      $141.8      $137.1
-----------------------------------------------------------------------------------------------
Net income per common share                                       $3.39       $2.96       $2.88
-----------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                       MARKET VALUE         TOTAL
                                        COMMON    CAPITAL   RETAINED   ADJUSTMENT ON     SHAREHOLDERS'
(DOLLARS IN MILLIONS)                   STOCK     SURPLUS   EARNINGS     SECURITIES         EQUITY
-----------------------------------------------------------------------------------------------------
Balance at January 1, 1996              $45.4     $200.1     $767.0        $3.4            $1,015.9
Net income for the year                                       158.7                           158.7
Cash dividends declared
 (1.27 PER COMMON SHARE)                                      (59.1)                          (59.1)
Issuances of stock:
 Acquisition of mortgage company          0.2        8.2                                        8.4
 Dividend reinvestment and
   employee stock plans                   0.4       13.5                                       13.9
 Five percent stock dividend paid
   July 25, 1996                          2.2       81.4      (83.8)                           (0.2)
Common stock repurchases for
 dividend reinvestment and
 employee stock plans                    (3.3)    (132.5)                                    (135.8)
Other changes                                        5.1                  (13.2)               (8.1)
----------------------------------------------------------------------------------------------------

                                     -23-

Balance at December 31, 1996            $44.9     $175.8     $782.8       ($9.8)             $993.7
----------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
     -----------------------------------------------------------------

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Old Kent Financial Corporation (a Michigan corporation) and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1996 appearing in the 1996 Annual Report included with the proxy statement for the annual meeting of the shareholders, not appearing herein. In our report dated January 20, 1997, also appearing in the 1996 Annual Report, we expressed an unqualified opinion on those consolidated statements.

     In our opinion, the information set forth in the condensed consolidated financial statements on pages 16 and 17 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

     Chicago, Illinois,
     January 20, 1997                   /s/ Arthur Andersen LLP

                          BOARD OF DIRECTORS
John M. Bissell                      Earl D. Holton                        Robert L. Sadler
Chairman of the Board,BISSELL        President, Meijer, Inc.               Vice Chairman of the
Inc. (MANUFACTURER OF HOME-          (FOOD AND GENERAL MERCHANDISE         Corporation and President
CARE, HEALTHCARE AND GRAPHICS        RETAILER)                             and Chief Executive Officer
PRODUCTS)                                                                  of Old Kent Bank (Michigan)
                                     Michael J. Jandernoa
John D. Boyles                       Chairman and Chief Executive          Peter F. Secchia
Attorney-at-Law                      Officer, Perrigo Company              Chairman, Universal Forest
Verspoor, Waalkes, Lalley,           (MANUFACTURER OF STORE-BRAND          Products, Inc.
Slotsema & Talen, P.C.               HEALTH AND PERSONAL CARE              (MANUFACTURER AND DISTRIBUTOR
                                     PRODUCTS)                             OF BUILDING SUPPLIES)
Dick DeVos
President, Amway Corporation         John P. Keller                        B.P. Sherwood, III
(MANUFACTURER OF HOME AND            President, Keller Group, Inc.         Vice Chairman and Treasurer of
PERSONAL CARE PRODUCTS)              (A DIVERSIFIED MANUFACTURER)          the Corporation and Chairman
                                                                           of Old Kent Bank (Illinois)
James P. Hackett                     William U. Parfet
President and Chief Executive        Co-Chairman, MPI Research             David J. Wagner
Officer, Steelcase Inc.              (RESEARCH LABORATORY CONDUCT-         Chairman, President and Chief
(MANUFACTURER OF OFFICE              ING RISK ASSESSMENT TOXICOLOGY        Executive Officer of the
SYSTEMS)                             STUDIES)                              Corporation and Chairman of
                                                                           Old Kent Bank (Michigan)
Erina Hanka                          Percy A. Pierre, Ph.D.
President, Suspa Inc.                Professor of Electrical
(MANUFACTURER OF GAS                 Engineering, Michigan State
CYLINDERS FOR INDUSTRY)              University

                          CORPORATE OFFICERS
David J. Wagner                      Ralph W. Garlick                      Steven D. Crandall
Chairman, President and              Executive Vice President              Senior Vice President,
Chief Executive Officer                                                    Human Resources
                                     James A. Hubbard
Robert L. Sadler                     Executive Vice President              Richard L. Haug
Vice Chairman                                                              Senior Vice President,
                                     David L. Kerstein                     General Auditor
B.P. Sherwood, III                   Executive Vice President,
Vice Chairman and Treasurer          Retail Banking and Marketing          Michael J. Whalen
                                                                           Senior Vice President,
Kevin T. Kabat                       Thomas D. Wisnom                      Senior Credit Officer
Senior Executive Vice                Executive Vice President,
President                            Community Bank Administration         Mary E. Tuuk
                                                                           Vice President and Secretary,
                                     -26-

Robert H. Warrington                                                       Legal Coordinator
Senior Executive Vice
President

                         MANAGEMENT COMMITTEE
David J. Wagner                      Robert H. Warrington                  David L. Kerstein
Chairman, President and              Senior Executive Vice                 Executive Vice President,
Chief Executive Officer,             President, Old Kent                   Retail Banking and Marketing,
Old Kent Financial Corporation;      Financial Corporation;                Old Kent Financial Corporation
Chairman,                            President,
Old Kent Bank (Michigan)             Old Kent Mortgage Company             Thomas D. Wisnom
                                                                           Executive Vice President,
Robert L. Sadler                     David A. Dams                         Community Bank Administration,
Vice Chairman,                       Executive Vice President,             Old Kent Financial Corporation
Old Kent Financial Corporation;      Corporate Banking,
President and Chief Executive        Old Kent Bank (Michigan)              Steven D. Crandall
Officer,                                                                   Senior Vice President,
Old Kent Bank (Michigan)             E. Philip Farley                      Human Resources,
                                     Executive Vice President,             Old Kent Financial Corporation
B.P. Sherwood, III                   Investment Management and
Vice Chairman and Treasurer,         Trust Services,                       Larry S. Magnesen
Old Kent Financial Corporation;      Old Kent Bank (Michigan) &            Senior Vice President,
Chairman,                            (Illinois)                            Retail Administration,
Old Kent Bank (Illinois)                                                   Old Kent Bank (Michigan)
                                     Ralph W. Garlick
Kevin T. Kabat                       Executive Vice President,             Michael J. Whalen
Senior Executive Vice                Old Kent Financial Corporation;       Senior Vice President,
President, Old Kent                  President,                            Senior Credit Officer,
Financial Corporation;               Old Kent Bank - EAST                  Old Kent Financial Corporation
Chief Operating Officer,
Old Kent Bank (Michigan)             James A. Hubbard
                                     Executive Vice President,
                                     Old Kent Financial Corporation;
                                     President and Chief Executive
                                     Officer,
                                     Old Kent Bank (Illinois)              -------------------------------

                       SHAREHOLDER INFORMATION

     This report presents information concerning the business and financial results of Old Kent Financial Corporation in a format that we believe most of our shareholders will find useful and informative. The 1996 Annual Report included with our Proxy Statement for our annual meeting contains audited financial statements, detailed financial review and other information. The Corporation's Form 10-K Annual Report to the Securities and Exchange Commission will be provided without cost to shareholders upon request. Send requests to Shareholder Services at the address shown below.

ANNUAL MEETING

     The annual meeting of shareholders of Old Kent Financial Corporation will be held on April 21, 1997, at 10:00 a.m. in the Pantlind Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank Building, in Grand Rapids, Michigan.

TRANSFER AGENT/SHAREHOLDER INQUIRIES

     Old Kent Bank serves as the transfer agent for the Corporation. Inquiries relating to shareholder records, stock transfers, changes of ownership, lost or stolen stock certificates, changes of address and dividend payments should be addressed to:

     Old Kent Bank
     Shareholder Services
     4420 44th Street SE Suite A
     Kentwood, Michigan 49512-4011
     Telephone (616) 771-5482, or (800) 652-2657 (Ext. 5482)

DIVIDEND REINVESTMENT PLAN

     Old Kent offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in Old Kent Common Stock without paying brokerage commissions or service charges. Participating shareholders may also invest up to $5,000 in additional funds each quarter for the purchase of additional shares. A copy of the dividend reinvestment plan prospectus and application may be requested from the transfer agent at the address above.

DIVIDENDS

     Anticipated dividend payable dates are the 15th of March, June, September and December. Shareholders may have their dividends deposited directly to their Old Kent savings, checking or Money Market investment account. A copy of the Automatic Dividend Deposit Service

Plan and an authorization form may be requested from Shareholder
Services at the address shown above.

OLD KENT COMMON STOCK

     Old Kent Common Stock is traded in the over-the-counter National Market System and is quoted by NASDAQ under the symbol OKEN. The following table sets forth the range of bid prices for Old Kent Common Stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                               1996                     1995
                        High          Low         High         Low
--------------------------------------------------------------------
First Quarter         $ 39.29       $ 35.71     $ 29.48     $  27.21
Second Quarter          39.50         35.60       31.86        27.78
Third Quarter           42.63         36.50       37.74        30.61
Fourth Quarter          48.88         42.38       39.64        35.83

     As of January 31, 1997, there were 46,086,425 shares of Old Kent Financial Corporation Common Stock issued and outstanding, and there were approximately 15,057 holders of record.

                            [Recycle logo]

              This report is printed on recycled paper.

                           [Old Kent Logo]


                            Old Kent Financial Corporation
                            111 Lyon Street NW
                            Grand Rapids, Michigan 49503